Exhibit 99.2

Vantiv Makes Executive Leadership Appointments

Mark Heimbouch, Chief Operating Officer, adds Product leadership responsibilities

Stephanie Ferris promoted to Chief Financial Officer

CINCINNATI, April 26, 2016 - Vantiv, Inc. (NYSE: VNTV), a leading provider of payment processing services and related technology solutions for merchants and financial institutions of all sizes, announced today key executive leadership appointments.

Mark Heimbouch’s role as chief operating officer has been expanded to include responsibility for Vantiv’s product organization.

“As we continue to scale as a company, Mark is best equipped to help position Vantiv’s operations for growth,” said Charles Drucker, president and chief executive officer of Vantiv. “By now also leading the product function, he will be able to drive tighter alignment and performance between key operational teams, including engineering, information security and customer service.”

In conjunction with Heimbouch’s expanded role, Stephanie Ferris has been promoted to chief financial officer. In this role, she will report to Heimbouch and become a member of Vantiv’s Executive Committee, which is led by Drucker. Ferris has been serving as deputy chief financial officer since September of 2015.

“Stephanie has been a key leader on our finance team since the time of the spin-off from Fifth Third Bank as well as leading key business functions over the past ten years,” said Drucker. “As CFO, I am confident that she will continue to add value to the finance department and the entire business.”

Ferris joined Vantiv in 2009 as senior vice president, first leading the financial planning and analysis organization. In 2013 she was tapped to be general manager of the company’s merchant bank business, which she successfully transformed into one of the company’s fastest growing channels. Before Vantiv’s spin-off from Fifth Third Bank in 2009, Ferris spent 8 years serving the bank in various leadership positions, including as chief financial officer of Fifth Third Processing Solutions. Prior to Fifth Third, Ferris worked in public accounting at PricewaterhouseCoopers. In her new role, Ferris will be responsible for the company's financial operations, including finance, treasury, accounting and tax.

“This is the right time for Stephanie to take over the finance team,” said Heimbouch. “Stephanie and I have been working together since I first started at Vantiv, and I am thrilled she is taking on this important role for us.”

ABOUT VANTIV
Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the second largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, ecommerce, and merchant bank. Visit us at the new www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

CONTACTS

Andrew Ciafardini
Head of Corporate Communications
and Corporate Social Responsibility
513.900.5308
andrew.ciafardini@vantiv.com

Nathan Rozof
Head of Investor Relations
866.254.4811 or 513.900.4811
ir@vantiv.com